CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Spectrian Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-38561, 333-25435, 333-49081, and 333-53079) on Form S-8 of Spectrian
Corporation of our report dated April 22, 1998, relating to the consolidated balance sheets of Spectrian Corporation and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and the related schedule, which report appears in the March 31, 1998, annual report on Form 10-K of Spectrian Corporation.

                                   /s/ KPMG Peat Marwick LLP

Mountain View, California
May 19, 1998